Exhibit 99.1

Abeona Therapeutics Announces Public Offering of Common Stock and Pre-Funded Warrants

NEW YORK and CLEVELAND, December 19, 2019 – Abeona Therapeutics Inc. (Nasdaq: ABEO), a fully-integrated leader in gene and cell therapy, today announced that it intends to offer and sell shares of its common stock, and pre-funded warrants in lieu of common stock, in an underwritten public offering pursuant to an existing shelf registration statement. All of the securities in the offering are to be sold by Abeona. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

An existing holder of the Company’s common stock, Great Point Partners (“GPP”), has indicated its intention to purchase up to $33 million in the offering, including pre-funded warrants in lieu of common stock, subject to allocation by the underwriter and market and other conditions, including the ability to nominate two directors, including a new Executive Chairman, to Abeona’s Board of Directors. GPP has indicated that it expects such director nominees would be industry professionals not affiliated with such holder. As a result, Steven H. Rouhandeh would step down as Executive Chairman and would retain a seat on the Board, while Mark J. Alvino and Richard Van Duyne would exit the Board. These changes would be effective upon the Board’s qualification and election of GPP’s nominees.

Jefferies LLC is acting as sole book-running manager and underwriter for the offering. Abeona intends to grant the underwriter a 30-day option to purchase additional shares of its common stock in an amount up to 15% of the securities sold in the offering, on the same terms and conditions.

Abeona intends to use the net proceeds of the offering to fund continued clinical development of pipeline products, as well as for working capital and corporate purposes.

The securities described above are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-224867) that was filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2018 and amended on June 1, 2018, and that was declared effective by the SEC on June 7, 2018. The offering will be made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. The preliminary prospectus supplement and the accompanying prospectus that form a part of the registration statement has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, via telephone at (877) 821-7388, or email at: Prospectus_Department@Jefferies.com.

The securities described above have not been qualified under any state blue sky laws. This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Abeona being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Abeona Therapeutics

Abeona Therapeutics Inc. is a clinical-stage biopharmaceutical company developing gene and cell therapies for serious diseases. The Company’s clinical programs include EB-101, its autologous, gene-corrected cell therapy for recessive dystrophic epidermolysis bullosa, as well as ABO-102 and ABO-101, novel AAV9-based gene therapies for Sanfilippo syndrome types A and B (MPS IIIA and MPS IIIB), respectively. The Company’s portfolio of AAV9-based gene therapies also features ABO-202 and ABO-201 for CLN1 disease and CLN3 disease, respectively. Its preclinical assets include ABO-401, which uses a novel vector from Abeona’s AIM™ AAV capsid platform to address all mutations of cystic fibrosis. Abeona has received numerous regulatory designations from the FDA and EMA for its pipeline candidates, including Regenerative Medicine Advanced Therapy designation for two candidates (EB-101 and ABO-102).

Forward Looking Statement

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties. We have attempted to identify forward looking statements by such terminology as “may,” “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. These statements include statements about the offering, the Company’s intention to grant the underwriter a 30-day option to purchase additional shares in the offering, and the Company’s intended use of proceeds generated from the offering. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including but not limited to continued interest in our rare disease portfolio, our ability to enroll patients in clinical trials, the impact of competition, the ability to secure licenses for any technology that may be necessary to commercialize our products, the ability to achieve or obtain necessary regulatory approvals, the impact of changes in the financial markets and global economic conditions, risks associated with data analysis and reporting, and other risks as may be detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise the forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

Investor Contact:

Dan Ferry

LifeSci

Media Contact:

Scott Santiamo

Director, Corporate Communications

Abeona Therapeutics

+1 (718) 344-5843

ssantiamo@abeonatherapeutics.com